IMMEDIATE RELEASE
February 26, 2013

UNITED NATURAL FOODS, INC. ANNOUNCES
SECOND QUARTER FISCAL 2013 RESULTS

Q2 FISCAL 2013 NET SALES INCREASED 12.3% YEAR OVER YEAR TO $1.45 BILLION

Highlights

•	Net income in the second quarter of fiscal 2013 increased 2.8% over the prior year comparable quarter to $22.6 million

•	Diluted EPS was $0.46 for the second quarter of fiscal 2013, an increase of 2.2% compared with diluted EPS of $0.45 for the second quarter of fiscal 2012

•	Impact of the Auburn, Washington labor action during the second quarter of fiscal 2013 was additional pre-tax operating expenses of $3.6 million, or $0.04 per diluted share

•
Operating margin was 2.7% of net sales for the second quarter of fiscal 2013. Adjusted for the effect of the Auburn, Washington labor action, operating margin was 2.9% of net sales, an increase of 4 basis points compared with the second quarter of fiscal 2012

Providence, Rhode Island - February 26, 2013 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported net sales for the second quarter of fiscal 2013 ended January 26, 2013 of $1.45 billion, an increase of 12.3%, or $158.8 million, over $1.29 billion in net sales recorded in the second quarter of fiscal 2012.

“We were extremely focused on bringing resolution to our labor dispute in Auburn, Washington during the second quarter. By working together, we were able to reach a fair and equitable agreement. Our associates are back to work and the facility is back at full capacity,” said Steven Spinner, UNFI's President and Chief Executive Officer. “We continue to move forward together as a Company and our results demonstrate our sustained sales growth, expense control and execution.”

Gross margin was 16.7% for the second quarter of fiscal 2013, unchanged from the first quarter of fiscal 2013 and representing a 62 basis point decline from gross margin of 17.3% for the second quarter of fiscal 2012. Gross margin for the second quarter of fiscal 2013 was impacted by the continued shift in customer mix to the conventional supermarket and supernatural channels.

Total operating expenses were 14.0% as a percentage of net sales for the second quarter of fiscal 2013, a decrease of 40 basis points compared with the second quarter of fiscal 2012. This improvement was driven by the Company's ongoing initiatives to enhance productivity and reduce operating expenses throughout the organization, which were partially offset by $3.6 million in operating expenses related to the labor action at the Company's Auburn, Washington facility. Excluding the Auburn, Washington labor action costs, operating expenses for the second quarter of fiscal 2013 were 13.8% of net sales, a decrease of 65 basis points compared with the second quarter of fiscal 2012, which were 14.4% of net sales.

Operating income for the second quarter of fiscal 2013 as a percentage of net sales decreased 21 basis points to 2.7% compared to the second quarter of fiscal 2012. Adjusting for the additional costs related to the labor action in Auburn, Washington, operating income for the second quarter of fiscal 2013 was 2.9% of net sales, an increase of 4 basis points compared to the second quarter of fiscal 2012. Net income for the second quarter of fiscal 2013 increased by $0.6 million, or 2.8%, to $22.6 million, or $0.46 per diluted share including the negative impact of $0.04 per diluted share related to the Auburn, Washington labor action, from $22.0 million, or $0.45 per diluted share, for the second quarter of fiscal 2012.

The following table details the amounts and effect of the labor action costs related to our Auburn, Washington facility described above and the reconciliation of total operating expenses and operating income, in each case including the labor action costs (GAAP basis), to total operating expenses and operating income, excluding the labor action costs (non-GAAP basis) for the three months January 26, 2013 compared to the prior year quarter:

	Three months ended
	January 26, 2013		January 28, 2012
(in millions)	Pretax	% of Sales	Pretax	% of Sales

Gross profit	$241.7	16.72%	$223.1	17.34%

Total operating expenses	202.7	14.02%	185.6	14.42%
Labor action costs	3.6	0.25%	—	—%
Total operating expenses, excluding labor action costs	199.1	13.77%	185.6	14.42%

Operating income, excluding labor action costs	$42.6	2.95%	$37.5	2.91%	*
* Total reflects rounding

First Half Fiscal 2013 Summary
Net sales for the first half of fiscal 2013 totaled $2.9 billion, a 14.0% increase over the comparable prior fiscal year period. Gross margin was 85 basis points lower than the comparable prior year period, at 16.7% of net sales for the six months ended January 26, 2013. The decline in gross margin was attributed to increased inbound freight costs throughout the first half of fiscal 2013 as well as the Company’s focus in the first quarter of fiscal 2013 on maintaining higher service levels despite greater supplier out of stocks. The continued shift in customer mix towards the supernatural and conventional supermarket channels, and to customers within the conventional supermarket channel who are migrating to limited service programs also continued to negatively impact gross margin compared to the comparable prior year period.

At 14.1% of net sales, total operating expenses for the six months ended January 26, 2013 were 96 basis points lower than the comparable prior fiscal year period. Total operating expenses increased by $25.4 million, or 6.7%, to $402.1 million, compared with the six months ended January 28, 2012, which had operating expenses of $376.7 million. Total operating expenses for the first half of fiscal 2013 also included approximately $4.6 million in expenses related to the labor action at the Company's Auburn, Washington facility. Excluding these incremental expenses, operating expenses were $397.5 million, which was 112 basis points as a percentage of net sales below the prior year's comparable period.

Total operating expenses for the first half of fiscal 2013 also included expenses of approximately $1.6 million related to the termination of a licensing agreement and the write-off of the associated intangible asset. Total operating expenses for the first half of fiscal 2012 included $5.2 million in expenses related to the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business and $1.6 million in expenses related to the onboarding of a new national customer.

The following table details the amounts and effect of the labor action costs related to our Auburn, Washington facility described above and the reconciliation of total operating expenses including the labor action costs (GAAP basis), to total operating expenses excluding the labor action costs (non-GAAP basis) for the six months January 26, 2013:

	Six months ended
	January 26, 2013
(in millions)	Pretax	% of Sales

Total operating expenses	$402.1	14.08%
Labor action costs	4.6	0.16%
Total operating expenses, excluding labor action costs	$397.5	13.92%

Operating income as a percentage of net sales was 2.6% for the first half of fiscal 2013 compared with 2.5% for the same period in fiscal 2012. Excluding $1.6 million related to the termination of a licensing agreement and the write-off of the associated intangible asset in the first half of fiscal 2013 and $6.8 million related to restructuring the Company's lines of business and the onboarding of a new national customer in the first half of fiscal 2012, operating expenses as a percentage of net sales were 14.0% for the first half of fiscal 2013, a decrease of 75 basis points compared to 14.8% for the first half of fiscal 2012.

Net income for the first half of fiscal 2013 increased by $7.0 million, or 18.8%, to $44.2 million, or $0.89 per diluted share, from $37.2 million, or $0.76 per diluted share, for the first half of fiscal 2012.

"UNFI continued its drive towards increasing operational excellence during the second quarter of fiscal 2013, realizing higher sales while managing our cost structure despite the quarter's labor related expenses," added Mr. Spinner. "Our sustained top-line growth reflects strong consumer demand being fueled by more people maintaining healthier lifestyles. We expect this trend to continue for the foreseeable future and will continue with our mission to supply natural and organic products that meet their growing needs."

Updated Fiscal 2013 Guidance
Based on UNFI's fiscal 2013 performance to date and the current outlook for the remainder of the fiscal year, the Company is narrowing and lowering its GAAP earnings per diluted share guidance for fiscal 2013 to range from approximately $2.12 to $2.18, an increase of approximately 14.0% to 17.2% over fiscal 2012 GAAP diluted earnings per share of $1.86. UNFI previously provided, on September 11, 2012, GAAP earnings guidance of approximately $2.14 to $2.24 per diluted share. The Company expects to incur approximately $0.6 million to $1.0 million in additional expenses related to the Auburn, Washington labor issue in the third quarter of fiscal 2013. Excluding the impact of the $1.6 million write-off of the intangible asset, the $4.9 million unclaimed property settlement and the discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions (collectively, the "special items"), UNFI expects diluted earnings per share for fiscal 2013 in the range of approximately $2.15 to $2.21 per share, which represents an increase of approximately 10.8% to 13.9% over fiscal 2012 diluted earnings per share of $1.94 excluding the expenses associated with the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business and the expenses related to the onboarding of a national customer.

The following table details the amounts and effect of the special items and the reconciliation of net income and diluted earnings per share guidance, excluding the special items (non-GAAP basis), to net income guidance, including the special items (GAAP basis) for the fiscal year ending August 3, 2013:

Year Ended August 3, 2013	Low Range			High range
(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share	Pretax Income	Net of Tax	Per diluted share

Income, including special items:	$169,752	$104,891	$2.12	$175,002	$108,051	$2.18

Special items:
Expenses incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset (included in total operating expenses)	1,629	981	0.02	1,629	981	0.02
Expense incurred in connection with agreement to settle multi-state unclaimed property audit (included in other, net expenses)	4,900	2,950	0.06	4,900	2,950	0.06
Discrete tax benefit primarily related to the reversal of reserves for uncertain tax positions	—	(2,675)	(0.05)	—	(2,675)	(0.05)

Income, excluding special items:	$176,281	$106,147	$2.15	$181,531	$109,307	$2.21

Conference Call & Webcast
The Company's second quarter fiscal 2013 conference call and audio webcast will be held at 10:00 a.m. EST on February 26, 2013. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 65,000 products to more than 27,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2006 - 2010 and 2012 as one of its "Most Admired Companies," winner of the Supermarket News 2008 Sustainability Excellence Award, recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY: Mark Shamber Chief Financial Officer (401) 528-8634	FINANCIAL RELATIONS BOARD Joseph Calabrese General Information (212 827-3772

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on September 26, 2012, its quarterly report on Form 10-Q filed with the SEC on December 6, 2012, and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on the sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its new warehouse management system throughout its distribution centers; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; and management's allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and earnings per diluted share) in each case excluding certain unusual expenses as described in more detail within this press release. The reconciliations of these non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled "Consolidated Statements of Income with Adjustments" for the three and six months ended January 26, 2013 and January 28, 2012. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and earnings per diluted share for the three and six months ended January 26, 2013 and January 28, 2012 excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company's management utilizes this non-GAAP financial information to compare the Company's operating performance during the 2013 fiscal year versus the comparable periods in the 2012 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	January 26, 2013	January 28, 2012	January 26, 2013	January 28, 2012

Net sales	$1,445,703	$1,286,910	$2,855,740	$2,504,338
Cost of sales	1,204,030	1,063,763	2,378,114	2,064,078
Gross profit	241,673	223,147	477,626	440,260

Operating expenses	202,693	185,760	400,451	371,473
Restructuring and asset impairment expenses (recoveries)	—	(126)	1,629	5,219
Total operating expenses	202,693	185,634	402,080	376,692

Operating income	38,980	37,513	75,546	63,568

Other expense (income):
Interest expense	1,373	1,382	2,351	2,455
Interest income	(168)	(219)	(341)	(389)
Other, net	201	27	4,982	168
Total other expense, net	1,406	1,190	6,992	2,234

Income before income taxes	37,574	36,323	68,554	61,334

Provision for income taxes	14,954	14,312	24,398	24,166

Net income	$22,620	$22,011	$44,156	$37,168

Basic per share data:
Net income	$0.46	$0.45	$0.90	$0.76

Weighted average basic shares of common stock	49,289	48,774	49,174	48,665

Diluted per share data:
Net income	$0.46	$0.45	$0.89	$0.76

Weighted average diluted shares of common stock	49,528	49,019	49,475	48,933

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	January 26, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,085	$16,122
Accounts receivable, net	358,173	305,177
Inventories	674,046	578,555
Prepaid expenses and other current assets	30,726	21,654
Deferred income taxes	25,353	25,353
Total current assets	1,096,383	946,861

Property and equipment, net	302,368	278,455

Other assets:
Goodwill	203,906	193,741
Intangible assets, net	51,981	52,496
Other	25,468	22,393
Total assets	$1,680,106	$1,493,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$285,943	$242,179
Accrued expenses and other current liabilities	125,027	91,632
Current portion of long-term debt	357	350
Total current liabilities	411,327	334,161

Notes payable	173,947	115,000
Long-term debt, excluding current portion	849	635
Deferred income taxes	36,260	36,260
Other long-term liabilities	29,068	29,174
Total liabilities	651,451	515,230

Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,295 issued and outstanding shares at January 26, 2013; 49,011 issued and outstanding shares at July 28, 2012	493	490
Additional paid-in capital	370,634	364,598
Unallocated shares of Employee Stock Ownership Plan	(71)	(89)
Accumulated other comprehensive income	1,622	1,896
Retained earnings	655,977	611,821
Total stockholders' equity	1,028,655	978,716
Total liabilities and stockholders' equity	$1,680,106	$1,493,946

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Six months ended
	January 26, 2013	January 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$44,156	$37,168
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	20,944	19,190
Share-based compensation	7,889	6,433
Gain on disposals of property and equipment	(20)	(306)
Excess tax benefits from share-based payment arrangements	(30)	(441)
Impairment of intangible asset	1,629	—
Unrealized loss on foreign exchange	(63)	—
Provision for doubtful accounts	1,497	1,832
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(51,057)	(67,522)
Inventories	(94,621)	(79,545)
Prepaid expenses and other assets	(11,762)	3,278
Accounts payable	32,140	14,203
Accrued expenses and other current liabilities	714	7,905
Net cash used in operating activities	(48,584)	(57,805)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,026)	(12,922)
Purchases of acquired businesses, net of cash acquired	(9,266)	(2,450)
Proceeds from disposals of property and equipment	2,342	325
Net cash used in investing activities	(26,950)	(15,047)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(400)	(2,522)
Net borrowings under notes payable	59,098	75,000
Increase in bank overdraft	10,504	8,851
Proceeds from exercise of stock options	1,455	2,508
Payment of employee restricted stock tax withholdings	(3,335)	(1,392)
Excess tax benefits from share-based payment arrangements	30	441
Capitalized debt issuance costs	(12)	—
Net cash provided by financing activities	67,340	82,886

EFFECT OF EXCHANGE RATE CHANGES ON CASH	157	(165)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(8,037)	9,869
Cash and cash equivalents at beginning of period	16,122	16,867
Cash and cash equivalents at end of period	$8,085	$26,736

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$2,195	$2,423
Income taxes, net of refunds	$32,315	$18,023

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Six months ended January 26, 2013
	GAAP			Adjustments		Adjusted

Net sales	$2,855,740	100.00%		$—		$2,855,740	100.00%
Cost of sales	2,378,114	83.27%		—		2,378,114	83.27%
Gross profit	477,626	16.73%		—		477,626	16.73%

Operating expenses	400,451	14.02%		—		400,451	14.02%
Restructuring and asset impairment expenses	1,629	0.06%		(1,629)	(a)	—	—%
Total operating expenses	402,080	14.08%		(1,629)		400,451	14.02%

Operating income	75,546	2.65%		1,629		77,175	2.70%	*

Other expense (income):
Interest expense	2,351	0.08%		—		2,351	0.08%
Interest income	(341)	(0.01)%		—		(341)	(0.01)%
Other, net	4,982	0.17%		(4,900)	(b)	82	—%
Total other expense (income), net	6,992	0.24%		(4,900)		2,092	0.07%

Income before income taxes	68,554	2.40%	*	6,529		75,083	2.63%
Provision for income taxes	24,398	0.85%		5,274	(c)	29,672	1.04%
Net income	$44,156	1.55%		$1,255		$45,411	1.59%

Basic per share data:
Net income	$0.90			$0.03		$0.92	*
Weighted average basic shares of common stock outstanding	49,174			—		49,174

Diluted per share data:
Net income	$0.89			$0.03		$0.92
Weighted average diluted shares of common stock outstanding	49,475			—		49,475

* Total reflects rounding
(a) Represents expense incurred as a result of the termination of a long-term licensing agreement and the write-off of the associated intangible asset.
(b) Represents expense incurred in connection with agreement to settle multi-state unclaimed property audit.
(c) Represents the additional tax expense related to adjustment for the expenses above, as well as a discrete tax benefit of $2.7 million primarily related to the reversal of reserves for uncertain tax positions.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (Unaudited)
(In thousands, except per share data)

	Six months ended January 28, 2012
	GAAP			Adjustments		Adjusted

Net sales	$2,504,338	100.00%		$—		$2,504,338	100.00%
Cost of sales	2,064,078	82.42%		—		2,064,078	82.42%
Gross profit	440,260	17.58%		—		440,260	17.58%

Operating expenses	371,473	14.83%		(1,618)	(a)	369,855	14.77%
Restructuring and asset impairment expenses	5,219	0.21%		(5,219)	(b)	—	—%
Total operating expenses	376,692	15.04%		(6,837)		369,855	14.77%

Operating income	63,568	2.54%		6,837		70,405	2.81%

Other expense (income):
Interest expense	2,455	0.10%		—		2,455	0.10%
Interest income	(389)	(0.02)%		—		(389)	(0.02)%
Other, net	168	0.01%		—		168	0.01%
Total other expense, net	2,234	0.09%		—		2,234	0.09%

Income before income taxes	61,334	2.45%		6,837		68,171	2.72%
Provision for income taxes	24,166	0.96%		2,693	(c)	26,859	1.07%
Net income	$37,168	1.48%	*	$4,144		$41,312	1.65%

Basic per share data:
Net income	$0.76			$0.09		$0.85
Weighted average basic shares of common stock outstanding	48,665			—		48,665

Diluted per share data:
Net income	$0.76			$0.08		$0.84
Weighted average diluted shares of common stock outstanding	48,933			—		48,933

* Total reflects rounding
(a) Represents expense incurred in connection with the onboarding of a new national customer.
(b) Represents expense incurred in connection with the restructuring and divestiture of the Company's conventional non-foods and general merchandise lines of business.
(c) Represents the additional tax expense related to adjustment for the expenses above.